EXHIBIT 11


Health Outcomes Management, Inc. and Subsidiaries
CALCULATION OF EARNINGS PER SHARE (1)
Years ended February 28, 1998, February 28, 1997 and February 29, 1996


            ------------------------------------------------------------------------------------------------------------
            DECEMBER 31,                                                       1998            1997             1996
            ------------------------------------------------------------------------------------------------------------
            Income (loss) from continuing operations                      $   (372,708)    $      19,921     $    95,615
            Discontinued operations                                           (329,727)         (133,165)              -
            ------------------------------------------------------------------------------------------------------------
            NET INCOME (LOSS)                                             $   (702,435)    $    (113,244)    $    95,615
            ============================================================================================================

            RECONCILIATION OF SHARES USED IN BASIC AND DILUTED PER SHARE CALCULATIONS:


            Weighted average common shares outstanding                       8,574,910         8,434,058       8,080,577

            Dilutive effect of stock options and warrants                            0                 0         640,406
            ------------------------------------------------------------------------------------------------------------

            SHARES USED IN DILUTED NET INCOME
                 (LOSS) PER SHARE CALCULATION                                8,574,910         8,434,058       8,720,983
            ============================================================================================================

            BASIC PER SHARE DATA:
                 Income (loss) from continuing operations                 $      (0.04)    $        0.00     $      0.01
                 Discontinued operations                                  $      (0.04)    $       (0.01)    $      0.00
            ------------------------------------------------------------------------------------------------------------
                 NET INCOME (LOSS)                                        $      (0.08)    $       (0.01)    $      0.01
            ============================================================================================================

            DILUTED PER SHARE DATA:
                 Income (loss) from continuing operations                 $      (0.04)    $        0.00     $      0.01
                 Discontinued operation                                   $      (0.04)    $       (0.01)    $      0.00
            ------------------------------------------------------------------------------------------------------------
                 NET INCOME (LOSS)                                        $      (0.08)    $       (0.01)    $      0.01
            ============================================================================================================

(1) Earnings per share assuming full dilution are not different from primary earnings per share.